AMENDED AND RESTATED

LOAN, PLEDGE AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN, PLEDGE AND SECURITY AGREEMENT (the “Loan Agreement”) dated as of this 5th day of December, 2013, by and among SOFTECH, INC., a Massachusetts corporation with offices at 650 Suffolk Street, Suite 415, Lowell, Massachusetts (the “Borrower") and PRIDES CROSSING CAPITAL FUNDING, L.P. (the “Lender”), as successor to  PRIDES CROSSING CAPITAL, L.P. (“PCC”) and PRIDES CROSSING CAPITAL-A, L.P. (“PCCA”), each with offices at  800 Boylston Street, Suite 2220, Boston, Massachusetts 02199 (PCC and PCCA are collectively the “Original Lenders”)  amends and restates in its entirety that certain Loan, Pledge and Security Agreement dated as of May 10, 2013 (as amended, the “Original Loan Agreement”) by and between the Borrower and the Lender (as successor to the Original Lenders).

RECITALS

WHEREAS, on May 10, 2013 the Borrower executed that certain (i) $1,426,410 Term Note, dated as of the date herein, in favor of PCC (“Term Note I”), (ii) $1,273,590 Term Note, dated as of the date herein, in favor of PCCA (“Term Note II”) and (iii) the Original Loan Agreement.  To secure all obligations under Term Note I and Term Note II (each a “Term Note”, and collectively the “Original Term Notes”), as well as all obligations under the Original Loan Agreement and all other Loan Documents, the Borrower granted the Original Lenders a security interest in all of the Borrower’s assets, and pledged one hundred percent (100%) of all equity interests owned by the Borrower in its Domestic Subsidiaries, and sixty-five percent (65%) of all equity interests owned by the Borrower in its Foreign Subsidiaries.

WHEREAS, on December 1, 2013 the Original Lenders and the Lender executed that certain Master Assignment Agreement, pursuant to which the Original Lenders assigned, sold, transferred and conveyed to the Lender all Loan Documents, including without limitation the Original Term Notes and Original Loan Agreement.

WHEREAS, the Borrower acknowledged and agreed to the assignment of the Loan Documents from the Original Lenders to the Lender, agreed to pay down principal under the Original Term Notes, combine the Original Term Notes into a single amended and restated term note, and purchase the Warrants from the Original Lenders.

WHEREAS, the Borrower and Lender agreed to enter into this Loan Agreement, which shall govern all terms, conditions, obligations and agreements under the new amended and restated term note, as well as continue the existing security interests in Borrower’s assets to secure all Indebtedness under the Loan Documents.

AGREEMENT

In consideration of the premises and of the mutual covenants herein contained and to induce Lender to continue the extension of credit to the Borrower, the parties agree as follows:

SECTION 1

DEFINITIONS

1.1

Definitions.

Capitalized terms that are not otherwise defined herein shall have the meanings set forth in Exhibit 1.1 attached hereto. Terms not otherwise defined herein or in Exhibit 1.1 shall have the meanings ascribed to them, if any, in the Code.

SECTION 2

TERM LOAN

2.1

Amended and Restated Term Note.  On the date hereof the Borrower shall execute and deliver to the Lender the Term Note, which replaces, amends and restates the Original Term Notes.

2.2

Payments.  On the date hereof the Borrower agrees to pay the Lender the following:

(a)

One Million Three Hundred and Fifty Thousand Dollars ($1,350,000), by authorizing Lender’s set off of all funds held in escrow by the Original Lender pursuant to the October Consent Letter and the November Escrow Letter, plus Three Hundred and Fifty Thousand Dollars ($350,000) in immediately available funds, via wire transfer.  All amounts paid under this Subsection (a) shall be applied towards Principal due under the Term Note.

(b)

Eighty- One Thousand Dollars ($81,000) in immediately available funds, via wire transfer.  The payment under this Subsection (b) satisfies the yield maintenance fee under Section 2.8 of the Original Loan Agreement.

(c)

Nineteen Thousand Dollars ($19,000) in immediately available funds, via wire transfer.  The payment under this Subsection (c) is in consideration for the Original Lenders’ transfer and return of the Warrants issued under the Warrant Agreement, and termination of the Warrant Agreement.

(d)

Sixty-Eight Thousand Three Hundred Dollars ($68,300) in immediately available funds, via wire transfer.  The payment under this Subsection (d) pays interest that accrued under the Original Notes from October 1, 2013 through December 5, 2013.

(e)

Twenty Thousand Six Hundred and Eighty-One Dollars and Thirty-Four Cents ($20,681.34) in immediately available funds, via wire transfer.  The payment under this Subsection (e) pays all legal fees and expenses of the Original Lenders and the Lender incurred through the date hereof, and due under the Loan Documents.

2.3

Interest Accrual.  Interest shall accrue on unpaid principal under the Term Note at the annual rate of fourteen percent (14%).  Detailed terms and conditions relating to the accrual of interest, accrual of default interest, late charges and payment terms are set forth in the Term Note.

2.4

Payment of Accrued Interest. Commencing January 1, 2014, and continuing through December 1, 2014, on the first day of each calendar month the Borrower shall pay the Lender interest that accrued during the preceding month.

2.5

Maturity.  On January 1, 2015 (the “Maturity Date”) the Borrower shall pay Lender all unpaid principal, accrued and unpaid interest, and all other unpaid amounts due under the Term Note, this Loan Agreement and all other Loan Documents in full.

2.6

Payment Terms.  All payments under the Term Note, this Loan Agreement and under all other Loan Documents, shall be made by the Borrower to the Lender, in United States currency, at Lender’s address specified above, or at such other address as Lender may specify in writing, in immediately available funds.  At any time after the date herein, the Lender shall have the right to require that the Borrower authorize automatic deductions of any and all payments due from the Deposit Account.  If the automatic deduction is established, yet insufficient funds exist in the Deposit Account to fund a payment due under any of the Loan Documents the Borrower remains liable for such payment, and shall pay it in accordance with the terms of the Term Note, this Loan Agreement and all other Loan Documents.

2.7

Application of Payments.  Payments received before an Event of Default will be applied (i) first to fees, expenses and other amounts due under the Term Note, this Loan Agreement and any other Loan Document, (ii) second, to accrued interest under the Term Note, and (iii) third to outstanding Principal under the Term Note.  Payments received after an Event of Default will be applied to the amounts due under the Term Note, this Loan Agreement and all other Loan Documents, as the Lender determines in its sole discretion.

2.8

Prepayment.  The Borrower may, at any time prior to the Maturity Date, pre-pay all outstanding Principal due under the Term Note.  Partial voluntary pre-payments of Principal are not allowed.  If a pre-payment is made on or prior to September 30, 2014, Borrower shall pay the Lender a yield maintenance fee equal to the interest that would have accrued under the Term Note from the date of such prepayment through and including September 30, 2014.  If a pre-payment is made on or after October 1, 2014, no yield maintenance fee shall be due.  The Borrower may pre-pay accrued interest, accrued default interest, accrued late charges, fees, charges and expenses at any time, in each case without penalty.  All mandatory prepayments of principal shall be applied in accordance with Section 2.7.  Pre-paid Principal may not be reborrowed.

2.9

Cross Default.  A Default under any obligation of the Borrower under one or more of the Loan Documents shall constitute a simultaneous default under the Term Note and this Loan Agreement.

2.10

Loan Security.  The Term Note, this Loan Agreement and all obligations under the other Loan Documents shall be secured by (i) a first priority security interest, subject to Permitted Liens, on all of the Collateral (the “Security Interest”) on the terms set forth in Section 3, (ii) a deposit account control agreement, by and between the Borrower, Lender and First Republic Bank, (iii) a source code escrow agreement, with an independent third party, in a form and substance reasonably acceptable to the Lender, (iii) a pledge of one hundred percent (100%) of all equity interests of Borrower’s domestic subsidiaries, and (iv) a pledge of sixty-five percent (65%) of all equity interests owned by the Borrower in the Foreign Subsidiaries.  Up to Five Hundred Thousand Dollars ($500,000) of the Indebtedness shall be personally guaranteed by Joseph Mullaney, pursuant to the Personal Guaranty.  The Personal Guaranty shall be secured by a pledge by Mr. Mullaney of all equity interests he owns in the Borrower.  In addition to the foregoing, Borrower will use its commercially reasonable efforts to obtain and deliver to the Lender, within ninety (90) days hereof, an unconditional assignment of Borrower’s payments and payment rights under the Mentor Contract. Notwithstanding anything to the contrary in the Loan Agreement, or under applicable law, if the grant of any security interests herein, the Guaranty, Mr. Mullaney’s pledge of SofTech Stock, or assignment of payments and payment rights under the Mentor Contract would result in the termination or breach of a Contract to which the Borrower is a party, or the Intellectual Property, then the applicable Contract or Intellectual Property will not be subject to the Security Interest and will not be considered a part of the Collateral, but in each case only to the extent, and for as long as, such relevant term is not terminated or rendered unenforceable or otherwise deemed ineffective by the Code or any other applicable law or a consent or waiver to such grant with respect to such term is not obtained.  Immediately upon the lapse, termination, unenforceability or ineffectiveness of any such term or the grant of a consent or waiver to such grant with respect to such term, the Collateral shall include, and the Borrower shall be deemed to have automatically granted a security interest in, any such Contract or Intellectual Property.

2.11

Insurance. Prior to the date of this Loan Agreement the Borrower shall obtain insurance on all of the Collateral on the terms set forth in Section 7.4.  All such insurance policies shall contain a standard lenders loss payment endorsement, and name the Lender as the first loss payee and an additional insured, as applicable, on terms satisfactory to the Lender.  If the Borrower receives any insurance proceeds arising from the loss, damage or theft of any of its assets, the Lender shall apply the amount received (i) first to amounts due under the Term Note in accordance with Section 2.7, (ii) second to amounts due under this Loan Agreement, and (iii) third, to amounts due under the other Loan Documents.  Notwithstanding anything herein to the contrary,  in the event of an insured loss, damage or theft of any assets having a value of ten thousand dollars ($10,000) or less, the Borrower may use the insurance proceeds received to replace such assets, and shall apply all excess proceeds in accordance with Section 2.11.

2.12

Lender’s Records and Statement of Account.  All Advances of Principal, and interest thereon, and all default interest, late charges, fees and expenses shall be recorded in the books of the Lender, and shall be deemed accurate and correct, absent manifest error.  If the Lender provides the Borrower with a statement of account, such statement will be presumed complete and accurate and will, absent manifest error, be definitive and binding on the Borrower, unless objected to with specificity by the Borrower in writing within thirty (30) days after receipt.

2.13

Increased Costs.  If the adoption or change in any law or regulation, or the interpretation or application thereof, or compliance by the Lender with any request or directive from any central bank, governmental authority or the London interbank market shall impose either (i) a tax on either Term Note, the Loan Agreement, the other Loan Documents, any loan by the Lender to the Borrower, (ii) or modify any reserve, special deposit, compulsory loan or similar requirement against assets, deposits or other liabilities arising from advances, loans or other extensions of credit by the Lender, or (iii) any other condition that results in an increase in the Lender’s costs or reduces the Lender's rate of return on capital, which such Lender deems material, then the Borrower shall promptly pay such Lender, upon demand, additional amounts necessary to compensate the Lender for such increased costs or reduced rate of return.  The protection of this Section 2.13 shall be available to the Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition provided it applies to all borrowers on a non-discriminatory basis.  Any notice from the Lender setting forth the amount or amounts necessary to compensate such Lender under this Section 2.13, when delivered to the Borrower, shall be conclusive absent manifest error.  This provision shall survive the termination of this Loan Agreement.

SECTION 3

SECURITY AGREEMENT

3.1

The Borrower’s Grant of Security Interest.  As security for the payment and performance of any and all of the Indebtedness, including without limitation all amounts due under the Term Note, this Loan Agreement and all other Loan Documents, and the performance of all obligations and covenants of the Borrower hereunder and under the Loan Documents, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by the Borrower to the Lender pursuant to the Loan Documents, the Borrower hereby pledges to the Lender and grants the Lender a continuing security interest in and general Lien upon and right of set-off against, all right, title and interest of the Borrower in and to the Collateral, including without limitation all security deposits, all Deposit Accounts and all Intellectual Property, whether now owned or hereafter acquired by the Borrower. The Borrower further grants the Lender a right of set-off against the Borrower’s property held by the Lender, now or hereinafter in the possession, custody or control or in transit to the Lender.

3.2

Exercise of Rights.  Except as set forth herein, or under applicable law, The Lender shall not be obligated to exercise any degree of care greater than the degree of care as it relates to its own assets in connection with any Collateral in their possession, to take any steps necessary to preserve any rights in any of the Collateral or to preserve any rights therein of or against all other parties.  No segregation or specific allocation by the Lender of specified items of Collateral against any liability of the Borrower shall waive or affect any security interest in or Lien against other items of Collateral or any of the Lender's options, powers or rights under this Loan Agreement, the Loan Documents or applicable law.

3.3

Post Default Communications.  Following and during a continuing Event of Default, the Lender may at any time and from time to time, with or without notice to the Borrower (i) transfer into the name of the Lender, or the name of the Lender's nominee, any of the Collateral, (ii) notify any holder of any Collateral to transfer Collateral in such party’s possession directly to the Lender,  (iii) notify any and all obligors under one or more accounts receivable to pay and turnover any amount due to the Lender, and (iv) receive and direct the disposition of any proceeds of any Collateral. Once any such notice has been given to any Person, the Borrower shall not give any contrary instruction to such Person without the Lender’s written consent, until such time as the Event of Default is no longer continuing.

3.4

Waiver of Marshaling.  The Borrower waives any right it may have to require marshaling of its assets, among and between each Original Lender and the Lender.

3.5

Continuing Duty of the Borrower.  It is expressly agreed by the Borrower that, notwithstanding anything herein to the contrary, it remains liable under each of its respective contracts, Leases and each of its licenses to which it is a party (if any), to observe and perform all of the conditions and obligations to be observed and performed thereunder.  The Lender shall not have any obligation or liability under any contract, Lease or license by reason of or arising out of this Loan Agreement, or the granting of the Liens herein, or the receipt by Lender of any payment relating to any contract or license pursuant hereto.  The Lender shall not be required or obligated in any manner to perform or fulfill any of the obligations of the Borrower, under or pursuant to any contract or license, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under contract or license, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

3.6

Permitted Communications.  Prior to and during a continuing Event of Default the Lender may, in the name of the Borrower, or a third party, communicate (by mail, email, telephone, facsimile or otherwise) with Persons, parties to contracts or obligors in respect of Instruments, Accounts, Chattel Paper and/or payment intangibles to inquire about the amounts outstanding and status of such Instruments, Accounts, Chattel Paper and/or payment intangibles.  During a continuing Event of Default the Lender may at any time, in the Lender’s own name, the name of the Borrower, or in the name of the Lender’s nominee, communicate by mail, email, telephone, facsimile, email or otherwise with Persons, parties to or obligors under Instruments, Accounts, Chattel Paper and/or payment intangibles.

3.7

Deposit Accounts.  As of the date hereof the Borrower maintains its Deposit Accounts at First Republic Bank.  The Borrower, Lender and First Republic Bank shall enter into a reasonably acceptable deposit account control agreement (a “DACA”).  Borrower may, in its sole discretion, move the Deposit Accounts to another FDIC insured depository institution, upon fifteen (15) days written notice to the Lender.  Before Borrower moves its Deposit Accounts to another institution the Borrower, Lender and the new bank shall enter into a new DACA.  If any depository institution, including without limitation First Republic Bank, refuses to enter into a DACA or terminates an existing DACA, the Borrower is prohibited from maintaining any of the Deposit Accounts at such institution.

SECTION 4

PLEDGE OF SECURITIES and

GRANT OF SECURITY INTEREST

4.1

As security for the payment and performance of any and all of the Indebtedness, including without limitation all amounts due under the Term Note, this Loan Agreement, and all other Loan Documents, and the performance of all obligations and covenants of the Borrower hereunder and under the Loan Documents, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by the Borrower to the Lender pursuant to the Loan Documents, the Borrower hereby pledges to the Lender and grants the Lender a continuing security interest in and general Lien upon and right of set-off against, all right, title and interests of the Borrower in the Pledged Subsidiary Equity.

4.2

The certificates representing the Pledged Subsidiary Equity this Section 4 shall be delivered to and held by the Lender until all Indebtedness is paid in full.

4.3

Stock powers, substantially similar to the form stock power attached hereto as Exhibit 4.3, shall be executed in blank by the Borrower and together with this Loan Agreement delivered to PCC, for itself and as agent for PCCA.

4.4

Each Domestic Subsidiary and each Foreign Subsidiary shall cause their respective books and corporate records to reflect the Borrower’s pledge of such Subsidiary’s Equity Interests.

4.5

Upon the occurrence and during a continuing Event of Default, the Lender may affect the transfer of any Pledged Subsidiary Equity into the name of the Lender, or the Lender’s designee, and cause new certificates representing such securities to be issued in the name of the Lender, or the Lender's designee.

4.6

The Borrower will execute and deliver such documents, and take or cause to be taken such actions, as the Lender may reasonably request to perfect or continue the perfection of the Lender’s security interest in the Pledged Subsidiary Equity.

SECTION 5

CONDITIONS PRECEDENT TO ENTERING INTO THIS LOAN AGREEMENT

5.1

Conditions Precedent to Entering Into this Loan Agreement.  In addition to all other requirements set forth in this Loan Agreement and the other Loan Documents, the Lender will not execute this Loan Agreement and continue to advance credit under the Term Note, unless and until the following conditions shall have been satisfied:

(a)

Loan Documents.  The Borrower has executed and delivered to the Lender all of the Loan Documents, all in a form and substance acceptable to the Lender;

(b)

The Borrower’s Supporting Documents.  The Borrower has delivered to the Lender the following documents:

(i)

Certified resolutions of the boards of directors for the Borrower, signed by Borrower’s corporate secretary, or another authorized officer, or such other Person, authorizing the execution, delivery and performance of the Loan Documents; and

(ii)

A good standing certificate for the Borrower, certified by the appropriate government officials in the Borrower’s jurisdiction of organization.

(c)

Pay Down of Term Notes.  All payments set forth in Section 2.2 herein have been paid in full;

.

(d)

Fees and Expenses.  Payment of all reasonable fees due and reimbursement of all costs incurred by the Lender, and evidence of payment to other parties of all fees or costs which the Borrower is required to pay under this Loan Agreement;

(e)

Insurance. The Lender receipt of a written insurance binder which amends all of Borrower's current property and casualty insurance policies to (1) list the Lender as first loss payee and additional insured.  Within thirty (30) days after the date hereof the Borrower will deliver to the Lender a lender’s loss payment endorsement;

(f)

Security Interests.  UCC-3/Amendment shall have been duly recorded or filed in the manner and places required by law to assign, establish, preserve, protect and perfect the interests and rights created or intended to be created by the security interest granted by the Borrower to the Lender to secure the Borrower’s obligations under the Loan Documents; and all taxes, fees and other charges in connection with the execution, delivery and filing of such financing statements shall duly have been paid;

(g)

Material Adverse Effect.  There shall have been no change that could have a Material Adverse Effect on the condition, financial or otherwise, of the Borrower, individually, or the Borrower, the Domestic Subsidiaries and the Foreign Subsidiaries taken as a whole, or the Collateral;

(h)

Source Code Escrow. Borrower, the Lender and Iron Mountain have executed and delivered an amendment to the Source Code Escrow Agreement, reasonably acceptable to the Lender, pursuant to which the Lender replaces the Original Lenders as a party to such Source Code Escrow Agreement;

(i)

Deposit Accounts.  The Borrower shall deliver to the Lender a list of all bank and deposit accounts that it maintains with any Person, including without limitation all Deposit Accounts at First Republic Bank; and

(j)

Additional Documents.   The Borrower shall have delivered to Lender all such other opinions, documents, certificates and other assurances that Lender or its counsel may reasonably require.

SECTION 6

REPRESENTATIONS AND WARRANTIES

6.1

In order to induce Lender to enter into this Loan Agreement, the Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of this Loan Agreement and the Loan Documents.  Unless otherwise specified, the following representations and warranties shall be deemed made as of the date hereof:

(a)

Valid Existence.   Borrower and each Subsidiary are corporations duly organized, validly existing and in good corporate standing under the laws of the jurisdictions of their respective organization, and are duly qualified or licensed to transact business in all places where the failure to be so qualified would have a Material Adverse Effect on them.

(b)

Power to Act.

 Borrower and each Domestic Subsidiary has the requisite power to make, execute and perform the Loan Documents executed by them, and all such instruments will constitute the legal, valid and binding obligations of the Borrower and Domestic Subsidiaries, enforceable in accordance with their respective terms, subject only to the Borrower’s, or Domestic Subsidiaries' bankruptcy, insolvency, reorganization, or other similar laws relating to or staying the enforcement of remedies of creditors generally, and the effect of rules of law governing, or practices of courts with respect to, specific enforcement, injunctive relief and other equitable remedies generally.

(c)

Authority.  The execution and delivery of the Loan Documents by the Borrower and Domestic Subsidiaries, and performance thereof by the Borrower and Domestic Subsidiaries, has been duly authorized by all necessary corporate action, and do not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of such Person, and do not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected.

(d)

Financial Condition.  Other than as disclosed in financial statements delivered to the Lender on or prior to the date hereof, the Borrower has no material direct or contingent obligations or liabilities (including any guarantees or leases) or any material unrealized or anticipated losses from any commitments of such Person except as described on Exhibit 6.1(d).  All financial statements of the Borrower have been prepared in accordance with GAAP and fairly present the financial condition of the Borrower, as of the date thereof.

(e)

Knowledge of Material Adverse Facts.  The Borrower is not aware of any material adverse fact (other than facts which are generally available to the public and not particular to the Borrower, such as general economic or industry trends) concerning the condition of the Borrower or any Subsidiary, which has not been fully disclosed to Lender, including any material adverse change in the operations or financial condition of the Borrower or any Subsidiary, since the date of the most recent financial statements delivered to Lender.

(f)

Solvency.  The Borrower and each Subsidiary are Solvent, and after consummation of the transactions set forth in this Loan Agreement and the other Loan Documents the Borrower and each Domestic Subsidiary will be and remain Solvent.

(g)

Litigation.  Except as disclosed in Exhibit 6.1(g), there are no suits or proceedings pending, or to the knowledge of the Borrower threatened, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting the Borrower or any Subsidiary, or their respective assets or properties, which if adversely determined would have a Material Adverse Effect.

(h)

Adverse Effect of Agreements.  Neither the Borrower nor any of its Subsidiaries are in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument to which any of them are a party, or any law, regulation, decree, order or the like applicable to them.

(i)

Authorizations.   All material authorizations, consents, approvals, certificates and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by the Borrower, and each Subsidiary, or for the conduct of any business in which they are engaged have been duly issued and are in full force and effect, and they are not in default, nor to their respective knowledge has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, or other decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having jurisdiction over the Borrower, or any Subsidiary, which default would have a Material Adverse Effect on the Borrower or any Subsidiary.  No approval, consent or authorization of, or filing or registration with, any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of any Loan Document.

(j)

Title.  The Borrower has good title to all of its assets and properties shown in its financial statements, free and clear of all Liens, except Permitted Liens.  The Borrower has full ownership rights in the Collateral, subject to the Permitted Liens.

(k)

Collateral.  The security interests granted to Lender herein and pursuant to any other Loan Document with the Lender (a) constitute and, as to subsequently acquired property included in the Collateral, will constitute, security interests under the Code and (b) are, and as to such subsequently acquired Collateral will be superior and prior to the rights of all third persons, now existing or hereafter arising, subject to the Permitted Liens.  All of the Collateral is intended for use solely in the Borrower’s businesses.

(l)

Taxes.  The Borrower and all Domestic Subsidiaries have filed all federal, state and local income and other tax returns which are required to be filed, and have paid all taxes as shown on said returns and all taxes, including withholding, FICA and ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due, or has set aside reserves to timely pay such taxes and/or assessments.  Neither Borrower nor any of the Domestic Subsidiaries are subject to any federal, state or local tax Liens, other than Permitted Liens, nor has such Person received any notice of deficiency or other official notice of delinquent taxes. The Borrower and each Subsidiary, have paid all sales and excise taxes payable by them, to the extent such taxes have become due.

(m)

Labor Law Matters.  To the Borrower’s knowledge no goods or services have been or will be produced, provided or performed by the Borrower or any Subsidiary in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations applicable to the Borrower or Subsidiary, which will have a Material Adverse Effect on the Borrower or a Subsidiary.

(n)

Judgment Liens.   Except as set forth in Exhibit 6.1(n), neither the Borrower, any Subsidiary, nor any of their respective assets, are subject to any unpaid judgments (whether or not stayed) or any judgment liens in excess of twenty-five thousand dollars ($25,000), in any jurisdiction.  Following the Closing Date and until all amounts due under the Loan Documents are paid in full, the Borrower shall amend and deliver to Lender Exhibit 6.1(n) as soon as (i) judgments and judgment liens listed therein are dismissed, satisfied and/or released and (ii) additional judgments and/or judgment liens in excess of twenty-five thousand dollars ($25,000) are entered against the Borrower or filed against its assets.

(o)

Subsidiaries.  A complete list of the Borrower’s Subsidiaries is set forth in Exhibit 6.1(o).

(p)

ERISA.  The Borrower has furnished to Lender true and complete copies of the latest annual report required to be filed pursuant to Section 104 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to each employee benefit plan or other plan maintained for employees of the Borrower, and covered by Title IV of ERISA (a "Plan"), and no Termination Event (as hereinafter defined) with respect to any Plan has occurred and is continuing.  For the purposes of this Loan Agreement, a "Termination Event" shall mean a "reportable event" as defined in Section 4043(b) of ERISA, or the filing of a notice of intent to terminate under Section 4041 of ERISA.  Neither the Borrower nor any of its Subsidiaries have any unfunded liability with respect to any such Plan.

(q)

Investment Company Act.   The Borrower is not an "investment company" as defined in the Investment Company Act of 1940, as amended.

(r)

Compliance with Covenants; No Default.   The Borrower is, and upon funding of the Term Note will be in compliance with all of the covenants hereof. No Event of Default has occurred and is continuing, and the execution, delivery and performance of the Loan Documents and the funding of the Term Note will not cause an Event of Default.

(s)

Full Disclosure.   There is no material fact, which is known by the Borrower that the Borrower has not disclosed to Lender that would have a Material Adverse Effect.  No Loan Document, nor any agreement, document, certificate or statement delivered by the Borrower to Lender, knowingly contains any untrue statement of a material fact or omits to state any material fact that is known or which should be known by the Borrower that is necessary to keep the other statements from being misleading.

(t)

Warehousemen, Consignees and Bailees.  None of the Collateral is (i) stored or located in a warehouse or other location, which would give the owner, tenant, sub-landlord, sub-tenant, operator, manager or warehouseman a claim to or lien on the Collateral, (ii) in the possession or control of a third party on consignment and (iii) in the possession or control of a third party bailee.

6.2

Updates.  Following the Closing Date the Borrower shall, from time to time, deliver to Lender updated schedules to this Section 6 with respect to facts and circumstances arising after the Closing Date.  Provided that such updated schedules do not have a Material Adverse Effect, the same shall be incorporated herein.

SECTION 7

AFFIRMATIVE COVENANTS

7.1

Payment and Performance.  The Borrower will duly and punctually pay all interest and principal as and when it becomes due to the Lender under the Loan Documents, including without limitation the Term Note and this Loan Agreement, and will duly and punctually pay and perform all obligations to be paid or performed under this Loan Agreement, or pursuant to any instrument, document or agreement executed pursuant hereto.

7.2

Use of Loan Proceeds. The Borrower shall use the proceeds of the Term Note to (i) pay fees, costs and expenses due under the Term Note and this Loan Agreement, and all other Loan Documents, (ii) fund growth and working capital needs and (iii) fund operating expenses.

7.3

Maintenance of Business and Collateral.   The Borrower shall maintain all of its property and assets used or useful in the conduct of its business, and keep the same in working order and condition, ordinary wear and tear, fire and casualty excepted, and from time to time make, or cause to be made, all material needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size at all times, and maintain and keep in full force and effect all licenses and permits reasonably necessary for the proper conduct of their respective businesses and operation of their respective properties.  Notwithstanding the foregoing, the Borrower may transfer, sell or dispose of Collateral which is obsolete, damaged, or no longer in use, so long as the gross proceeds generated by the transfer, sale, damage or disposal of such Collateral is used to either (i) replace or repair such transferred, sold, damaged or disposed of Collateral, or (ii) re-pay amounts due under the Term Note, this Loan Agreement and all other Loan Documents.

7.4

Insurance.

(a)

On or before the date of this Loan Agreement, and so long as any amount is due under any of the Loan Documents, the Borrower shall obtain and maintain property and casualty insurance on all of the Collateral, liability insurance, workers’ compensation insurance, and business interruption insurance, from good and responsible insurance companies reasonably satisfactory to Lender.  All insurance policies shall be in amounts and shall contain co-insurance and deductible provisions reasonably approved in advance by the Lender.  The Lender shall be named as the creditor/loss payee in all policies, under the name “PRIDES CROSSING CAPITAL FUNDING, L.P., its successors and assigns, as its interests may appear.” All such insurance may not be cancelled by the Borrower without first obtaining the Lender’s written consent, which consent must be obtained no less than thirty (30) days before the insurance will be cancelled.  If the insurance is cancelled, for any reason, the Lender may maintain the existing policy or policies or obtain new insurance.  All such premiums paid for by the Lender shall be added to, included and become the Indebtedness under this Loan Agreement, the Term Note, and all other Loan Documents.  The Lender reserves the right to require the Borrower, in the Lender’s reasonable discretion, to obtain accounts receivable insurance.

(b)

On or before the date of this Loan Agreement, and so long as any amount is due under any of the Loan Documents, the Borrower shall obtain and maintain One Million Dollars ($1,000,000) of key man life insurance on the Guarantor, from insurance companies reasonably satisfactory to Lender.

7.5

Notice of Default.   The Borrower shall provide to the Lender prompt notice of (a) the occurrence and continuance of an Event of Default and what action (if any) the Borrower is taking to correct the same, (b) any litigation or changes in existing litigation, which includes a claim or claims against the Borrower in excess of fifty thousand dollars ($50,000), or any judgment in excess of fifty thousand dollars ($50,000), against it or any of its assets, (c) any damage or loss to property in excess of one hundred thousand dollars ($100,000), (d) any notice from taxing authorities as to claimed deficiencies in excess of twenty-five thousand dollars ($25,000) or any tax lien or any notice relating to alleged ERISA violations, (e) any ERISA Event, (f) any Termination Event, (g) any rejection, return, offset, dispute, loss or other circumstance having a Material Adverse Effect on any Collateral, (h) the cancellation or termination of, or any default under, any agreement to which the Borrower is a party, the termination of which, or default, will have a Material Adverse Effect on the Borrower, (i) any acceleration of the maturity of any Debt of the Borrower in excess of twenty-five thousand dollars ($25,000), and (j) any loss or threatened loss of licenses or permits, the loss of which will have a Material Adverse Effect on the Borrower, or its business.

7.6

Inspections.  The Borrower shall permit the Lender to inspect the Collateral, the Borrower’s business premises, business records and the Borrower’s other records and property (collectively a “Field Examination”) twice per year, so long as there is no Event of Default.  Upon an Event of Default that is continuing or if in the Lender’s commercially reasonable opinion the Borrower’s financial results have materially deteriorated; the Lender may conduct additional Field Examinations.  The Borrower shall permit Field Examinations at such times and in such manner as may be reasonably required by the Lender.  The reasonable cost of all such Field Examinations shall be paid by the Borrower, become part of the Indebtedness and shall not exceed $10,000 for any one Field Examination.

7.7

Permitted Loans.  Simultaneous with a Permitted Loan the Borrower shall (i) deliver to the Lender any and all documents related to such Permitted Loan, including without limitation any and all notes evidencing such Permitted Loan (collectively “Permitted Loan Documents”), (ii) notify, in writing, each borrower under such Permitted Loan that the Lender holds a security interest in the Permitted Loan, and the Lender has possession of the Permitted Loan Documents.

7.8

Affiliate Contracts.  For avoidance of doubt, the Borrower may enter into contracts with its affiliates so long as such contracts are (i) in writing, (ii) promptly disclosed to the Lender and (iii) comply with applicable Internal Revenue Service standards and regulations.

SECTION 8

FINANCIAL INFORMATION AND DISCLOSURES

8.1

Financial Information.  The Borrower shall maintain its books and records in accordance with GAAP.

8.2

Financial Information Furnished by the Borrower.  The Borrower shall furnish to the Lender the following periodic financial information:

(a)

Monthly.

(i)

Within ten (10) days after the end of each month an Account Receivable aging report, Accounts Payable aging report, and an updated rolling three (3) month cash flow forecast.

(ii)

Within thirty (30) days after the end of each month a Covenant Compliance Certificate that certifies and evidences Borrower’s compliance with the financial covenants set forth in Section 12 herein.  A draft Covenant Compliance Certificate is attached hereto as Exhibit 8.2(a).

(b)

Quarterly.

(i)

Within thirty (30) days after the end of each fiscal quarter a management prepared consolidated balance sheet, income statement and statement of cash flows, which reflect the Borrower’s and Subsidiaries'  financial condition and operating results, together with all supporting schedules, and certified by the Borrower as true and correct and fairly representing the financial condition of the Borrower, and that such statements are prepared in accordance with GAAP, except without footnotes and subject to normal year-end adjustments; and

(c)

Annual Statements.

(i)

Within one hundred and twenty days (120) days after the end of each fiscal year, unqualified financial statements, including a balance sheet, income statement and statement of cash flows, audited by an accounting firm reasonably acceptable to the Lender, together with all supporting schedules, prepared in accordance with GAAP, and any management letter or letter of recommendation to and from Borrower's accounting firm; and

(ii)

Within thirty (30) days after the end of the fiscal year, a management prepared financial budget, including planned Capital Expenditures, for the upcoming fiscal year.

8.3

Other Information.   The Borrower shall furnish to the Lender such other information reasonably requested by Lender from time to time concerning the business, properties or financial condition of the Borrower.

SECTION 9

COVENANTS OF COMPLIANCE AND COLLATERAL

9.1

Maintenance of Existence and Rights.   The Borrower shall preserve and maintain their corporate existence, authority to transact business, rights and franchises, trade names, patents, copyrights, trademarks and permits material and necessary to the conduct of its business.

9.2

Payment of Taxes.  The Borrower shall pay before delinquent all of its debts and taxes, except for nonpayment of taxes being actively contested in accordance with law and with proper reserves maintained on its books and records.

9.3

Compliance; Hazardous Materials.   The Borrower shall comply in all material respects with all laws, regulations, ordinances and other legal requirements applicable to it, specifically including, without limitation, ERISA, all securities laws and all laws relating to hazardous materials and the environment, except to the extent that failure to comply will not have a Material Adverse Effect.  Unless approved in writing by Lender, the Borrower shall not engage in the storage, manufacture, disposition, processing, handling, use or transportation of any hazardous or toxic materials, except for ordinary and customary amounts of solvents, cleaners and similar materials used in the Borrower’s ordinary course of business in accordance with applicable laws.

9.4

Compliance with Assignment Laws.  The Borrower shall, if required by the Lender, comply with the Federal Assignment of Claims Act and any other applicable law relating to assignment of government contracts.

9.5

Compliance with Intellectual Property.  The Borrower shall maintain all of its Intellectual Property and License(s) and all of its Subsidiaries Intellectual Property and License(s), and shall actively pursue any infringement of any such Intellectual Property or License(s), in each case to the extent material to Borrower’s business.  The Borrower shall operate its business and the Subsidiaries business so as to not knowingly infringe any patent, trademark or copyright.

9.6

Further Assurances.  The Borrower shall take such further action and provide to Lender such further assurances as may be reasonably requested to ensure compliance with the intent of this Loan Agreement and the other Loan Documents.

9.7

Covenants Regarding the Collateral and Leased Premises.  The Borrower makes the following covenants with the Lender regarding the Collateral:

(a)

The Borrower will use the Collateral only in the ordinary course of its businesses, and will not permit the Collateral to be knowingly used in violation of any applicable law or policy of insurance;

(b)

The Borrower will defend the Collateral against all claims and demands of all Persons, except for Permitted Liens;

(c)

The Borrower will, at Lender’s request, use reasonable efforts to obtain and deliver to Lender such waivers as Lender may require waiving a landlord's or subsequent lien holder’s enforcement rights against the Collateral;

(d)

The Borrower will not sell, assign, lease, transfer, pledge, hypothecate or otherwise dispose of or encumber the Collateral or any interest therein, except in the ordinary course of the Borrower’s business, except as provided for herein; and

(e)

The Borrower shall use commercially reasonable efforts to cause the Borrower’s landlord to execute and deliver, within thirty (30) days after the date hereof, a subordination and non-disturbance agreement, which is reasonably acceptable to the Lender.

9.8

Lease Agreements.  A list of all Leases is set forth in Exhibit 9.8.

SECTION 10

NEGATIVE COVENANTS

10.1

Debt.  With the exception of Permitted Debt, the Borrower shall not incur, assume, create, and permit to exist or guarantee any non-trade Debt.  This Section 10.1 does not amend or modify the terms, conditions and agreements in Section 2.14 above.

10.2

Liens.  With the exception of Permitted Liens, the Borrower shall not create or permit any Liens on its property, assets, including without limitation the Collateral.  This Section 10.2 does not amend or modify the terms, conditions and agreements in Section 2.14 above.

10.3

Dividends and Redemptions.  With the exception of Permitted Distributions and Permitted Redemptions, the Borrower shall not (i) pay or declare any dividends, including without limitation stock dividends, or other distributions, (ii) purchase, repurchase, redeem or otherwise acquire any stock or other equity interests in itself or any third party, or (iii) pay or acquire any debt subordinate to the Indebtedness, unless specifically permitted by the Lender in writing.

10.4

Loans and Other Investments.  With the exception of Permitted Distributions, the Borrower shall not make or permit to exist any advances or loans to, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to (all of which are sometimes collectively referred to herein as “Investments”) any Person except for (i) deposits in the Lender, (ii) endorsement of negotiable instruments for collection in the ordinary course of business, (iii) advances to employees for business travel and other expenses incurred in the ordinary course of business, (iv) so long as no Event of Default shall have occurred and be continuing, cash advances to wholly owned Foreign Subsidiaries in an amount not to exceed the lesser of (A) cash received from such Foreign Subsidiaries during the previous twelve (12) months or (B) One Hundred Thousand Dollars ($100,000) during any twelve (12) month period.

10.5

Change in Business.  The Borrower shall not enter into any business that is substantially different from the business in which it is presently engaged.

10.6

Change in Ownership and Control of the Borrower.  The Borrower shall not issue or authorize any additional or new equity interests, stock, securities, rights or phantom stock, yet excluding issuance of warrants and options that will result in a Change in Control of the Borrower.  Equity interests in the Borrower, including without limitation all stock, equity interests, securities, rights, options, warrants and phantom stock, may be transferred or sold, so long as such transfer and/or sale does not or will not result in a Change in Control.

10.7

No Change in Name, Offices; Removal of Collateral. Borrower shall not, unless it shall have given thirty (30) days’ advance written notice thereof to Lender, (i) change its name, (ii) change the location of its chief executive offices or other office where books or records are kept, or (iii) change its state of organization.  Other than in the ordinary course of business or as expressly provided for herein, the Borrower shall not move, remove, relocate or transfer the Collateral to any location not approved by the Lender, in writing.

10.8

No Sale, Leaseback.  The Borrower shall not enter into any sale-and-leaseback or similar transaction, unless approved by the Lender in writing.

10.9

Margin Stock.  The Borrower shall not use any proceeds of the Term Note or Revolving Note to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.

10.10

Subsidiaries.  The Borrower shall not create, acquire, form, merge with or dispose of any Subsidiary, other than inactive Subsidiaries listed on Exhibit 10.10, or permit any Subsidiary to issue capital stock, unless the Borrower (i) obtains the Lender’s written consent, and (ii) simultaneously upon the creation, acquisition, formation or merger of a new Domestic Subsidiary the Borrower shall pledge to the Lender one hundred percent (100%) of the Equity Interests owned by the Borrower in each new Subsidiary, or upon the creation, acquisition, formation or merger of a new Foreign Subsidiary the Borrower shall pledge to the Lender sixty-five percent (65%) of all Equity Interests in each new Foreign Subsidiary that is a direct Foreign Subsidiary of the Borrower, in each case by delivering original stock certificates (if any) representing such Equity Interests to PCC, for itself and as agent for PCCA, together with written stock powers related to such Equity Interests, which are reasonably acceptable to the Lender.

10.11

Trade or Fictitious Name.  The Borrower shall give the Lender sixty (60) days prior written notice of use of or any change of any new trade or fictitious name.  The use of any trade or fictitious name shall be in compliance in all material respects with all laws regarding the use of such names.

10.12

Liquidation, Mergers, Consolidations and Dispositions of Assets.  Except with the prior written approval of the Lender, the Borrower shall not dissolve, liquidate, or become a party to any merger or consolidation, or acquire by purchase, lease, sale or otherwise, all or a substantial part of the assets of any Person, or purchase, sell, transfer, lease or otherwise dispose of all or a substantial part of its property or assets, other than a purchase, sale, transfer, lease or other disposition made in the ordinary course of the Borrower’s business.  If any of the Borrower’s property or assets are sold, transferred, leased or otherwise disposed of outside the ordinary course of Borrower’s business, except as otherwise permitted herein, the proceeds of such disposition shall be transferred directly to the Lender, and shall be applied to the outstanding amounts due under the Loan Documents in accordance with this Loan Agreement.  If the Borrower receives proceeds from a sale, transfer, lease or other disposition, except as otherwise expressly provided herein, it shall hold them in trust for the Lender, and immediately turn such proceeds over to the Lender up to the amount of the Indebtedness.  Amounts received by the Lender in excess of the Indebtedness shall be promptly returned to the Borrower.

10.13

Change of Fiscal Year or Accounting Methods.   The Borrower shall not change its year or accounting methods if it will have a Material Adverse Effect.

10.14

Subordination of Debt and Subordination Agreements.  All debts now or hereafter owed to any Person, other than capital leases, trade debt, Permitted Redemptions, and unsecured operating costs that are incurred in the ordinary course of business, shall be governed by a Subordination Agreement or subordination agreement reasonably approved by the Lender.

SECTION 11

FINANCIAL COVENANTS

Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and termination of all Loan Documents, including without limitation this Loan Agreement, the following financial covenants shall not be breached or violated.

11.1

Cash Collateral.  As of the last day of each month the Borrower shall own and possess no less than One Million Dollars ($1,000,000), of which no less than Seven Hundred and Fifty Thousand Dollars ($750,000) shall be held in the Deposit Account at First Republic Bank and subject to a DACA. At all other times the Borrower shall own and possess no less than Seven Hundred and Fifty Thousand Dollars ($750,000)

11.2

Quick Ratio.  On the last day of Borrower’s third fiscal quarter in 2014, and on the last day of each fiscal quarter thereafter Borrower’s Quick Ratio shall be no less than 2.7:1.

11.3

EBITDA.  In the Borrower’s third and fourth fiscal quarters in 2014 EBITDA losses shall be no greater than Two Hundred Thousand Dollars ($200,000) for each fiscal quarter.  In the Borrower’s first quarter in 2015, and for each fiscal quarter thereafter EBITDA must exceed One Hundred Thousand Dollars ($100,000).

11.4

Maximum Capital Expenditures.  At all times the total of Capital Expenditures plus Capitalized Software Development Costs shall not exceed One Hundred Thousand Dollars ($100,000) during each fiscal year, commencing with the 2014 fiscal year.

11.5

Quarterly Compliance Certificates. Within forty-five (45) days after the last day of each fiscal quarter the Borrower shall deliver to the Lender a Covenant Compliance Certificate, and certify satisfaction of all covenants in this Section 11.  A form copy of the Covenant Compliance Certificate is attached hereto as Exhibit 11.6.

SECTION 12

EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default under this Loan Agreement and the other Loan Documents:

12.1

Borrower's failure to pay any principal or interest, when due, under either Term Note, this Loan Agreement or any of the other Loan Documents; or

12.2

Borrower's breach of or failure to comply with any financial term, condition, agreement, obligation, representation, warranty and/or covenant under either Term Note, this Loan Agreement or any of the other Loan Documents, including without limitation the financial information and disclosures in Section 8 herein and the financial covenants in Section 11 herein; or

12.3

Borrower's breach of or failure to comply with any non-financial term, condition, agreement, obligation, representation, warranty and/or covenant under either Term Note, this Loan Agreement or any of the other Loan Documents, if such breach or failure is not cured within fifteen (15) days following such breach; or

12.4

Any representation, warranty or certification made by Borrower in any Loan Document, herein or therein or in any letter, certificate, communication or report furnished in connection herewith or therewith, shall prove to have been untrue or incorrect in any material respect when made; or

12.5

Any other obligation now or hereafter owed by Borrower to the Lender shall be in default; or

12.6

The Personal Guarantor breaches or fails to comply with any term, condition, agreement, obligation, representation, warranty and/or covenant under the Personal Guaranty, beyond any applicable cure period; or

12.7

Borrower, any Subsidiary or Personal Guarantor shall be in default under any obligation for borrowed money in excess of fifty thousand dollars ($50,000) owed to any other party, beyond any applicable cure period, which default entitles the other party to accelerate any such obligations; or

12.8

Borrower, any Subsidiary or Personal Guarantor shall (a) voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets, (b) admit in writing its/his inability, or be generally unable, to pay its debts as they become due, (c) make a general assignment for the benefit of its/his creditors, (d) commence a voluntary case under the federal bankruptcy code (as now or hereafter in effect), (e) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (f) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the bankruptcy code, or (g) take any corporate action for the purpose of effecting any of the actions referred to in this Section 12.8; or

12.9

An involuntary petition or complaint shall be filed against Borrower, any Subsidiary or Personal Guarantor seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator, of all or substantially all of its/his respective assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions; or

12.10

Any loss, theft, damage or destruction of any of the Collateral, having an aggregate value of one hundred thousand dollars ($100,000) or more, which loss is not fully insured, less applicable deductibles; or

12.11

A final judgment in excess of fifty thousand dollars ($50,000) shall be rendered against the Borrower, any Subsidiary or the Personal Guarantor and such judgment shall remain undischarged, undismissed, not timely appealed and/or unstayed for more than forty-five (45) days (except judgments validly covered by insurance or surety bond with a deductible of not more than ten thousand dollars ($10,000)), or there shall occur any levy upon, or attachment, garnishment, replevin or other seizure of, any material portion of the Collateral, which is not bonded over, dismissed or released within thirty (30) days of such levy, attachment, garnishment, replevin or other seizure; or

12.12

Borrower or any Subsidiary shall cease to be managed by its present management or other senior management personnel which are reasonably satisfactory to the Lender; or

12.13

Failure to pay all Indebtedness on or before the Maturity Date, unless extended in writing by the Lender; or

12.14

A default or event of default under any Subordination Agreement; or

12.15

Borrower takes or participates in any action that is prohibited under an Subordination Agreement, or Borrower makes any payment not permitted under this Loan Agreement, or any Subordination Agreement; or

12.16

Any event or circumstance that causes or will cause a Material Adverse Effect, or any event or circumstance that the Lender reasonably believes in good faith will cause a Material Adverse Effect during the proceeding six (6) months; or

12.17

Any of Borrower’s officers or directors, or the Personal Guarantor are convicted of or plead guilty to a felony under federal, state, municipal or foreign law; or

12.18

Entry of a court or administrative order that enjoins, restrains or in any way prevents Borrower or any Subsidiary from conducting their business, or materially interferes with the ownership, use, occupation or management of any of their assets; or

12.19

The Borrower shall fail to transfer to the Lender all Permitted Loan Documents, simultaneously with the making, grant or extension of a Permitted Loan.

SECTION 13

REMEDIES

13.1

Remedies.   If any Event of Default shall occur and be continuing, under either Term Note, this Loan Agreement or any other Loan Document, the Lender may without notice to the Borrower, at its option, take any or all of the following actions:

(a)

Accelerate any or all of Indebtedness and declare such Indebtedness to be immediately due and payable;

(b)

Bring suit against the Borrower, or the Personal Guarantor to collect the Indebtedness;

(c)

Exercise any remedy available to Lender hereunder or at law and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law; and

(d)

Enforce and foreclose the security interest on the Collateral, without first enforcing or foreclosing any other security interest, or enforcing any Loan Document.

13.2

Rights Under the Code. Without waiving any of its other rights hereunder or under any other Loan Document or applicable law, the Lender shall have all rights and remedies of a secured party under the Code (and the Uniform Commercial Code of any other applicable jurisdiction) and such other rights and remedies as may be available hereunder, under other applicable law or pursuant to contract.

13.3

Preparation of Collateral. Following and during an Event of Default, if requested by the Lender, the Borrower will promptly (i) assemble any Collateral and make it available to the Lender at a place to be designated by the Lender, located within three hundred (300) miles of Boston, Massachusetts, and (ii) notify all obligors under all Permitted Loans to make all future payments directly to the Lender, in lieu of making payments to the Borrower.

13.4

Notice.  The Borrower agrees that any notice by Lender of the sale or disposition of any of the Collateral, or any other intended action hereunder, whether required by applicable law, the Code or otherwise, shall constitute reasonable notice to the Borrower if the notice is mailed to the Borrower by regular or certified mail, postage prepaid, at least ten (10) days before the action to be taken.

13.5

Receiver.  In addition to any other remedy available to it, the Lender have the absolute right, upon the occurrence and during the continuance of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the assets of Borrower, including without limitation the Collateral, and any reasonable costs and expenses incurred by Lender in connection with such receivership shall bear interest at the Default Rate, and shall be secured by the Collateral.

13.6

Application of Proceeds.  After the occurrence and during a continuing Event of Default, the Borrower authorizes the Lender to collect and apply against the Indebtedness when due (i) any cash or deposit accounts in Lender’s possession, (ii) any tax refunds, and (iii) any insurance premiums or any insurance proceeds payable on account of the loss or damage to the Collateral, and irrevocably appoints Lender as its attorney-in-fact to endorse any check or draft or take other action necessary to obtain such funds.

13.7

Non-Exclusive Remedies.  No remedy shall be exclusive of other remedies or impair the right of the Lender to exercise any other remedies.

13.8

Marshaling. The Borrower waives any and all rights they may have to require marshaling of its assets and/or the Lender’s claims against it.

SECTION 14

MISCELLANEOUS PROVISIONS

14.1

Continuing Obligation to Cooperate.  The Borrower agrees to execute and deliver to the Lender all such other and further instruments and documents and take or cause to be taken all such other and further action as the Lender may reasonably request in order to effect and confirm or vest more securely in the Lender all rights contemplated in this Loan Agreement, including without limitation the Lender’s rights under Section 2.14 herein.

14.2

Amendments.  This Loan Agreement may be amended only by an instrument in writing and duly signed by the Lender and the Borrower.

14.3

Enforceability.  If any provisions of this Loan Agreement shall be held to be illegal or unenforceable, such illegality or unenforceability shall relate solely to such provision and shall not affect the remainder of this Loan Agreement.

14.4

Venue.  The Borrower and Lender agree that any action or proceeding to enforce or arising out of this Loan Agreement may be commenced in any federal or state court of the Commonwealth of Massachusetts sitting in the county of Suffolk.

14.5

Service of Process.  The Borrower waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confers personal jurisdiction if served by registered or certified mail, or as otherwise provided by the laws of the Commonwealth of Massachusetts or the United States of America.

14.6

No Waiver, Remedies Cumulative.   No failure on the part of either Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  All rights and remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document or otherwise.

14.7

Survival of Representations.   All representations, warranties and covenants made herein shall survive the making of the Loans hereunder and the delivery of the Loan Documents, and shall continue in full force and effect so long as any Indebtedness is outstanding, there exists any commitment by Lender to the Borrower, and until this Loan Agreement is formally terminated in writing.

14.8

Indemnity.   In addition to all other Indebtedness, the Borrower agrees to defend, protect, indemnify and hold harmless the Lender, and all of its respective Affiliates, Subsidiaries, officers, directors, employees, attorneys, accountants, consultants, agents and any controlling Persons (collectively the “Indemnified Parties”) from and against any and all losses, claims, damages, liabilities, obligations, penalties, fees, costs, expenses and settlement agreements, joint and several (including, without limitation, reasonable attorneys’ and paralegals’ fees, costs and expenses) incurred by any of the Indemnified Parties, whether prior to or from and after the date hereof, as a result of or arising from or relating to (i) the Commitment Letter, (ii) any due diligence effort (including, without limitation, public record search, recording fees, examinations and investigations of the properties of the Borrower, each Domestic Subsidiary, each Foreign Subsidiary, the Borrower’s operations, each Domestic Subsidiary’s operations, each Foreign Subsidiary’s operations and the Collateral), negotiation, preparation, execution and/or performance of any of the Loan Documents or of any document executed in connection with the transactions contemplated thereby and the perfection of the Lender’s Liens in the Collateral, maintenance of the Loan by the Lender, and any and all amendments, modifications, and supplements of any of the Loan Documents or restructuring of the Indebtedness, (iii) any suit, investigation, action or proceeding by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, regulation or common law principle, arising from or in connection with any of the Loan Documents and/or Lender’s furnishing of funds to the Borrower under this Loan Agreement, (iv) the Lender’s preservation, administration and enforcement of its rights under the Loan Documents and applicable law, including the reasonable fees of the outstanding Indebtedness as attorneys fees if collected by or through an attorney at law and disbursements of counsel for the Lender in connection therewith, whether suit be brought or not and whether incurred at trial or on appeal, and all costs of repossession, storage, disposition, protection and collection of Collateral, (v) periodic field exams, audits and appraisals performed by the Lender, as permitted herein; and/or (vi) any matter relating to the financing transactions contemplated by the Loan Documents or by any document executed in connection with the transactions contemplated thereby, other than for such loss, damage, liability, obligation, penalty, fee, cost or expense, any of which arise from an Indemnified Parties’ gross negligence or willful misconduct.  No Indemnified Party shall be liable for any direct or consequential damages that arise from or are related to the Commitment Letter, this Loan Agreement or any of the Loan Documents.  All obligations for indemnification hereunder for all of the foregoing losses, damages, liabilities, obligations, penalties, fees, costs and expenses shall be part of the Indebtedness, secured by the Collateral, and chargeable against the loan accounts of the Borrower.  The indemnity herein shall survive the termination of this Loan Agreement.

14.9

Tax Obligations.  If the Borrower should fail to pay any tax or other amount required by this Loan Agreement to be paid or which may be reasonably necessary to protect or preserve any Collateral, the Lender may make such payment and the amount thereof shall be payable on demand, shall bear interest at the Default Rate from the date of payment by the Lender until paid and shall be deemed to be Indebtedness entitled to the benefit and security of the Loan Documents.  The Borrower agrees to pay and save the Lender harmless against any liability for payment of any state documentary stamp taxes, intangible taxes or similar taxes (including interest or penalties, if any) which may now or hereafter be determined to be payable in respect to the execution, delivery or recording of any Loan Document or the making of any Loan, whether originally thought to be due or not.  The agreement herein shall survive the termination of this Loan Agreement.

14.10

Reinstatement.  Notwithstanding anything herein to the contrary, this Loan Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by the Lender in respect of the Indebtedness is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon the appointment of any receiver, assignee, intervener or conservator of, or trustee or similar official for, the Borrower or any substantial part of its properties, or otherwise, all as though such payments had not been made.

14.11

Notices.   Any notice or other communication hereunder, or under any Loan Document, to any party hereto or thereto shall be by hand delivery, overnight delivery, facsimile, telegram, telex or registered or certified mail and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed, telexed, faxed or three (3) Business Days after having been deposited in the mails, postage prepaid, addressed to the party at its address specified in Exhibit 14.11 (or at any other address that the party may hereafter specify to the other parties in writing).

14.12

Governing Law.   This Loan Agreement and all Loan Documents shall be deemed contracts made under the laws of the Commonwealth of Massachusetts, and shall be governed by and construed in accordance with the laws of said state (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction).

14.13

Successors.   This Loan Agreement shall be binding upon and shall inure to the benefit of the Borrower and the Lender, and their respective successors and assigns.

14.14

Assignment.  The Borrower may not assign any of their rights, obligations, covenants, representations, warranties, duties or responsibilities hereunder and under the Loan Documents.  Any such assignment shall be void.  The Lender may assign all or part of its rights hereunder and under the Loan Documents, at any time.

14.15

Counterparts.   This Loan Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

14.16

Exhibits.  The exhibits annexed hereto are the only exhibits to be annexed to this Loan Agreement, and the material contained therein shall be incorporated herein.

14.17

Captions.  The captions herein contained are inserted as a matter of convenience only and such captions do not form a part of this Loan Agreement and shall not be utilized in the construction hereof.

14.18

Powers.   All powers of attorney granted to the Lender are coupled with an interest and are irrevocable.

14.19

Approvals.   If this Loan Agreement calls for the approval or consent of the Lender, such approval or consent may be given or withheld in the discretion of the Lender unless otherwise specified herein.

14.20

No Punitive Damages.   Each party agrees that it shall not have a remedy of punitive or exemplary damages against the other and hereby waives any right or claim to punitive or exemplary damages it may have now or which may arise in the future in connection with any Dispute.

14.21

Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LOAN AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.21.

14.22

Participations.   Nothing in this Loan Agreement or any other Loan Document shall prohibit the Lender from pledging or assigning this Loan Agreement and the Lender’s rights under any of the other Loan Documents, including collateral therefore, to any Federal Reserve lender in accordance with applicable law.

14.23

The Borrower’s Officers and Agents.  Lender shall have the right to deal with any officer or other representative designated in writing by the Borrower with regard to all matters concerning the rights and obligations of Lender hereunder and pursuant to applicable law with regard to the transactions contemplated under the Loan Documents.  All actions or inactions of the officers, directors and/or agents of the Borrower with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon the Borrower hereunder.  The foregoing is a material inducement to the agreement of Lender to enter into the terms hereof and to consummate the transactions contemplated hereby.

14.24

Fiduciary and Representative Capacities.  If a party hereto executes this Loan Agreement in a fiduciary or representative capacity, only the estate or entity represented shall be bound by this Loan Agreement, and the party executing this Loan Agreement, and the shareholders, officers, directors, employees and beneficiaries of such party shall not be personally liable for any obligation, express or implied, hereunder.

14.25

Waiver of Certain Defenses. All rights of the Lender and all obligations of the Borrower hereunder and under the Loan Documents shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or any other term of, all or any of the Indebtedness, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, (ii) any exchange, release or non-perfection of any other collateral given as security for the Indebtedness, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Indebtedness, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of the Borrower, or any third party, other than payment and performance in full of the Indebtedness.

14.26

Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Loan Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Loan Agreement and (e) the word “asset” shall be construed to the have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

[Remainder of the page is blank.  Signatures are on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Loan, Pledge and Security Agreement to be duly executed as of the day and year first above written.

THE BORROWER

SOFTECH, INC.

/s/ Joseph P. Mullaney

Joseph P. Mullaney

Its Chief Executive Officer

THE LENDER

PRIDES CROSSING CAPITAL FUNDING, L.P., as successor to PRIDES CROSSING CAPITAL, L.P. and PRIDES CROSSING CAPITAL-A, L.P.

          By PRIDES CROSSING CAPITAL GP, LLC

   Its General Partner

/s/ Peter M. Sherwood

Peter M. Sherwood

Its Manager

[SofTech: Signature page to A/R Loan, Pledge and Security Agreement – December 2013]

SCHEDULE OF EXHIBITS

Exhibit

Title

1.1

Definitions

4.3

Stock Power

6.1(d)

Previously Undisclosed Liability

6.1(g)

List of Litigation

6.1(n)

List of Judgment Liens

6.1(o)

List of Subsidiaries

8.2(a)

Covenant Compliance Certificate - Form

9.8

List of Leases

10.10

List of Inactive Subsidiaries

14.11

Notice Addresses

Definitions 1

List of Commercial Tort Claims

Definitions 2

List of Intellectual Property

Definitions 3

List of Permitted Debt

Definitions 4

List of Permitted Liens

EXHIBIT 1.1

Definitions

“Accounts” means accounts as defined in the Code.

"Accounts Payable" means all accounts payable as defined under GAAP.

"Accounts Receivable" means accounts receivable as defined under GAAP.

"Accrued Expense" means an expense which has been incurred but for which no payment has been made.

“Advance” means a payment and transfer of Principal from the Lender to the Borrower under a Term Note, in accordance with the terms, conditions and agreements of such Term Note and the Loan Agreement.

“Affiliate” of a Person means (a) any Person directly or indirectly owning ten percent (10%) or more of the voting stock or rights of such named Person or of which the named Person owns ten percent (10%) or more of such voting stock or rights; (b) any Person controlling, controlled by or under common control with such named Person; (c) any officer, director or employee of such named Person or any Affiliate of the named Person; and (d) any family member of the named Person or any Affiliate of such named Person.

“Borrower” means SofTech, Inc., a Massachusetts corporation with a place of business at 650 Suffolk Street, Suite 415, Lowell, Massachusetts 01854.

“Business Day” means any day that is not a Saturday, Sunday or other day on which the Lender are authorized or required by law to remain closed.

“Capital Expenditures” means capital expenditures as defined under GAAP, including without limitation capital leases.

“Capitalized Software Development Costs” means all capitalized costs and expenses incurred to write, develop, code, debug and commercialize software code and software, which are not expensed in the period they were incurred, but recognized over a period of time via depreciation or amortization.

"Cash" means cash as defined under GAAP.

“Change in Control” means either (a) any transaction or series of transactions that results in, or will lead to a change in the Borrower’s ownership such that owners of fifty and one tenth percent (50.10%) of the voting interests in the Borrower on a fully diluted basis before giving effect to such transaction or series of transactions will not own at least fifty and one tenth percent (50.10%) of the voting interests in the Borrower, on a fully diluted basis after giving effect to such transaction or series of transactions, (b) all or substantially all of  Borrower’s assets are sold or transferred, (c) any decrease after the Closing Date in the number of shares of Borrower’s Equity Interests owned by Guarantor on the Closing Date, (d) Guarantor becomes disabled or dies, (e) Guarantor ceases to be Borrower’s Chief Executive Officer, unless Guarantor is replaced by a Chief Executive Officer reasonably acceptable to the Lender within thirty (30) days, or (f) Borrower’s current senior management no longer manages, controls or operates Borrower’s business.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date or (b) any change in any law, rule or regulation or in the interpretation or application thereof by any governmental authority after the Closing Date.

“Closing Date” means the date all Loan Documents are executed and delivered by the Borrower, The Lender, and Personal Guarantor, respectively.

“Code” means the Uniform Commercial Code, including all amendments, in effect in the Commonwealth of Massachusetts from time to time.

“Collateral” means all assets of the Borrower, including without limitation the following property of the Borrower, wherever located and whether now owned by the Borrower or hereafter acquired (all terms shall have the meaning provided in the Code), (a) all accounts (which for avoidance of doubt shall exclude accounts of Borrower’s Subsidiaries), (b) all inventory, (c) all general intangibles, provided, however, the security interest in the Equity Interests owned by the Borrower in the Foreign Subsidiaries shall be limited as provided in Section 4.1 herein, (c) all chattel paper, (d) all instruments, (e) all payment intangibles, (f) all equipment, (g) all insurance and insurance proceeds, (h) all machinery, (i) all contracts, including all retainage under such contracts, (j) all contract rights, (k) all Intellectual Property, including without limitation all Source Code, (l) all chattel paper, (m) all electronic chattel paper, (n) all causes of action and Commercial Tort Claims, (o) all deposit accounts, including without limitation all Deposit Accounts, (p) all supporting obligations, (q) all funds on deposit with or under the control of Lender or its agents or correspondents, (r) all notes, documents, agreements and other writings that evidence a loan or other financial obligation owed to the Borrower, including without limitation each Permitted Loan, (s) all Pledged Subsidiary Equity, including without limitation all stock and stock certificates in each Domestic Subsidiary and sixty-five percent (65%) of all Equity Interests in each Foreign Subsidiary, (t) all parts, replacements, substitutions, profits, products and cash and non-cash proceeds of any of the foregoing (including insurance proceeds, of any kind, including those payable by reason of loss or damage thereto) in any form and wherever located, (u) all fixtures, (v) all vehicles, and (w) all written or electronically recorded books and records relating to any such Collateral and other rights relating thereto, wherever located and whether now owned by the Borrower or hereafter acquired.

“Commercial Tort Claim” means commercial tort claim as defined in Section 9-102 of the Code.  A complete list of the Borrower’s Commercial Tort Claims are set forth in Exhibit Definitions 1 to the Loan Agreement.

“DACA” means a Deposit Account Control Agreement.

“Debt” means all liabilities of a Person as determined under GAAP and all obligations which such Person has guaranteed or endorsed or is otherwise severally, secondarily or jointly liable for, and shall include, without limitation () all obligations for borrowed money or purchased assets, () obligations secured by assets whether or not any personal liability exists, () the capitalized amount of any capital or finance lease obligations, () the unfunded portion of pension or benefit plans or other similar liabilities, () obligations as a general partner, () contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities, and () obligations for deposits.

“Default” means any event or condition, or which upon notice, lapse of time or both would, unless cured or waived, is an Event of Default.

“Default Rate” means the per annum rate of five (5.00%) percent plus the rate of interest rate payable under the Term Note.

“Deposit Account” means any and all of the bank accounts and deposit accounts maintained by the Borrower, including without limitation all checking accounts, savings accounts, and money market accounts maintained at First Republic Bank.  The term Deposit Account does not include any bank or deposit account which is used exclusively for (i) accepting and converting payments in foreign currencies, (ii) payroll, (iii) employee benefits or (iv) escrowed deposits.

“Deposit Account Control Agreement” means one or more deposit account control agreements, entered into by and among the Borrower, the Lender, and a Person, pursuant to which the Lender perfects it’s security interest in a Deposit Account and all assets held, maintained and/or deposited into such Deposit Account.

"Domestic Subsidiary" means any existing and future corporation, limited liability corporation, limited liability partnership, partnership, trust or other entity in which the Borrower, directly or indirectly, owns more than fifty percent (50%) of the stock, capital, income interests, or other beneficial interests, or which is effectively controlled by the Borrower, and such entity is organized under the laws of one of the fifty United States, including without limitation Information Decisions, Inc. and Workgroup Technology Corp.

"EBITDA" means earnings before interest, taxes, depreciation and amortization, as defined under GAAP.

“Environmental Laws” means, collectively the following acts and laws, as amended:  the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act; the Toxic Substances Act; the Clean Water Act; the Clean Air Act; the Oil Pollution and Hazardous Substances Control Act of 1978; and any other “Superfund” or “Superlien” law, and any other present or future federal, state or local law statute, ordinance, code, rule, regulation, order or decree relating to, or imposing liability or standards of conduct concerning, any pollutants, hazardous materials or waste, hazardous substances, toxic or dangerous waste, substance or material that may have a negative impact on human health, including without limitation, asbestos and asbestos containing materials, lead, radon, toxic mold, petroleum, petroleum products and radioactive materials, as now or at any time hereafter in effect.

“Equipment” means equipment as defined in the Code.

“Equity Interest” means any securities, interests, ownership rights, general partnership interests and/or rights, limited partnership interests and/or rights, limited liability company interests and/or rights, limited liability partnership interests and/or rights, rights to control and/or manage, instruments or distributions of any kind owned, issuable, issued by any Person, including, but not limited to, any such securities, interests and/or rights arising from a stock dividend, stock split, reclassification, reorganization, merger, consolidation, sale of assets or other exchange of securities or any dividends or other distributions of any kind upon or with respect to such securities, interests and/or rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to any Pension Plan, (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan or (f) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multi-employer Plan from the Borrower or any ERISA Affiliate of any notice of Withdrawal Liability or a determination that a Multi-employer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” means any event specified as such in Section 12 hereof (“Events of Default”), provided that there shall have been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or both.

“First Republic Bank” means First Republic Bank, with a place of business at One Post Office Square, Boston, Massachusetts.

“Fixed Assets” means all tangible property owned and used in the production of Borrower’s revenue, that is not expected to be consumed or converted into Cash within the next twelve (12) months.

“Foreign Subsidiary” means any existing and future corporation, limited liability corporation, limited liability partnership, partnership, trust or other entity in which the Borrower, directly or indirectly, owns more than fifty percent (50%) of the stock, capital, income interests, or other beneficial interests, or which is effectively controlled by the Borrower, and such entity is organized and incorporated in a country other than the United States, including without limitation SofTech GmbH, and SofTech Srl.

“GAAP” means generally accepted accounting principles as in effect in the Unites States from time to time.

"Greenleaf " means Greenleaf Capital, LLC, with a place of business at 100 W. Michigan Avenue, Suite 300, Kalamazoo, Michigan.

“Greenleaf Stock” means Two Hundred and Seventy-One Thousand Four Hundred and Eleven (271,411) shares of Borrower’s common stock, which as of May 31, 2013 were owned by Greenleaf or Persons affiliated with Greenleaf.

"Guarantor" means Joseph P. Mullaney, who resides at 9 Delaware Road, Medfield, Massachusetts.

“Indebtedness” means all obligations now or hereafter owed to the Lender by the Borrower, in connection with the Loan Agreement, Original Loan Agreement, Term Note I, Term Note II, Original Term Notes, Term Note, Personal Guaranty, any Subordination Agreement and all other Loan Documents, or arising out of the transactions described therein, including, without limitation sums advanced to pay overdrafts on any account maintained by the Borrower with the Lender, together with all interest accruing thereon, all obligations under any swap agreements as defined in 11 U.S.C. §101 between the Lender and the Borrower whenever executed, all interest, taxes, fees, all costs of collection, reasonable attorneys’ fees and expenses of or advances by either Lender which such Lender pays or incurs in discharge of obligations of the Borrower or to appraise, inspect, repossess, protect, preserve, store or dispose of any Collateral or the Leased Premises, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred and any and all amounts covered by the indemnification provisions of Section 14.8, which are paid by an Indemnified Party.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Instruments” means an instrument as defined in the Code.

“Intellectual Property” means all right, title, and interest in any of the following, whether now existing or hereafter acquired or created, (a) copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held (collectively, the "Copyrights"), including the Copyrights set forth in Exhibit Definitions 2 to the Loan Agreement, (b) trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks (collectively, the "Trademarks"), including the Trademarks described in Exhibit Definitions 2 to the Loan Agreement, (c) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same (collectively, the "Patents"), including the Patents described in Exhibit Definitions 2 to the Loan Agreement, (d) mask work or similar rights available for the protection of semiconductor chips or other products (collectively, the "Mask Works"), (e) trade secrets, and any and all intellectual property rights in computer software and computer software products, (f) design rights, (g) claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above, (h) licenses or other rights to use any of the Copyrights, Patents, Trademarks, or Mask Works, and all license fees and royalties arising from such use to the extent permitted by such license or rights, (i) amendments, renewals and extensions of any of the Copyrights, Trademarks, Patents, or Mask Works, and (j) proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

"Interest" means Interest Expense.

“Interest Expense” means, for any period, all interest in respect of Debt accrued or capitalized during such period (whether or not actually paid during such period).

“Inventory” means inventory as defined in the Code.

“Investment Property” means the definition provided in Section 9-102 of the Code.

“IP Security Agreement” means that certain Intellectual Property Security Agreement, dated as of the date of the Loan Agreement, by and between the Borrower and the Lender.

“Iron Mountain” means Iron Mountain, Inc., and its subsidiaries and affiliates, with a place of business at 745 Atlantic Avenue, Boston, Massachusetts.

"Leases" means, for Borrower, all lease agreements with a third party for the lease and occupancy of real estate, buildings, common areas, office space, residential living space, fixtures and/or parking spaces, used by Borrower in the operation of its business.

“Lender” Prides Crossing Capital Funding, L.P., and it’s successors and assigns.

“Lien” means any consensual lien, non-consensual lien, mortgage, pledge, statutory lien or other lien arising by operation of law, grant, security interest, trust arrangement, security deed, financing lease, collateral assignment or other encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness, whether arising by agreement or under any statute or law or otherwise.

“Loan Agreement” means that certain Amended and Restated Loan, Security and Pledge Agreement, dated December 5, 2013, by and between the Lender and Borrower.

“Loan Documents” means the Loan Agreement, Original Loan Agreement, Term Note I, Term Note II, Term Note, IP Security Agreement, Personal Guaranty, October Consent Letter, November Escrow Letter, all DACAs, all Subordination Agreements, Stock Powers, all UCC-1/Financing Statements, all UCC-3/Amendments, the Escrow Agreement, Source Code Escrow Agreement, Master Assignment Agreement, and all other documents, agreements, instruments and inter-creditor agreements now or hereafter evidencing, describing, relating to, guaranteeing or securing the Indebtedness, contemplated hereby or delivered in connection herewith, and all prior amendments and restates of any or all or the foregoing, as they may be modified from time to time.

“Machinery” means machinery as defined in the Code.

“Master Assignment Agreement” means that certain Master Assignment Agreement, dated December 5, 2013, by and between the Original Lenders and the Lender.

“Material Adverse Effect” means any (i) material adverse effect upon the validity, performance or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby, including without limitation the existence, priority or perfection of liens securing the Indebtedness, (ii) material adverse effect upon the properties, business, or condition (financial or otherwise) of the Borrower and/or any other Person obligated under any of the Loan Documents, which will or may reasonably likely cause the Borrower or other Person to Default under any of the Loan Documents, or (iii) material effect upon the ability of the Borrower, any Domestic Subsidiary or Personal Guarantor to fulfill any of their respective obligations under any of the Loan Documents.

"Maturity Date" means January 1, 2015.

“Mentor Contract” means that certain Asset Purchase Agreement, dated as of August 30, 2013, by and between the Borrower and Mentor Graphics Corporation.

“Mullaney Loan” means the loan made by the Borrower to Joseph P. Mullaney in May, 1998, in the original principal amount of $134,000, which loan does not accrue interest and does not mature until stock issued by the Borrower which was purchased with the proceeds of such loan are sold.

"Net Income" means total revenue less all expenses during the same period, calculated in accordance with GAAP.

“November Escrow Letter” means that certain letter agreement, dated November 18, 2013, by and between the Original Lenders and the Borrower.

“October Consent Letter” means that certain letter agreement, dated October 17, 2013, by and between the Original Lenders and the Borrower.

“Original Lenders” means PCC and PCCA.

“Original Loan Agreement” means that certain Loan, Security and Pledge Agreement, dated May 10, 2013, by and between PCC and PCCA and Borrower.

“PCC” means Prides Crossing Capital, L.P., a Delaware limited partnership, with a place of business at 800 Boylston Street, Suite 2220, Boston, Massachusetts.

“PCCA” means Prides Crossing Capital-A, L.P., a Delaware limited partnership, with a place of business at 800 Boylston Street, Suite 2220, Boston, Massachusetts.

“Permitted Debt” means (a) the Indebtedness; (b) any other Debt listed on Exhibit Definitions 3; provided, however, that the principal amount of such Debt may not be increased from the amount shown as outstanding on such Exhibit Definitions 3, (c) Debt under any Permitted Revolving Facility, (d) Debt incurred for Capital Expenditures, including capital leases, secured only by the capital asset purchased with such Debt, not to exceed the amounts set forth in Section 11.5 of the Loan Agreement, (e) Debt incurred for Capitalized Software Development Costs, not to exceed the amounts set forth in Section 11.5 of the Loan Agreement, (f) trade payables incurred in the ordinary course of business that are not past due for more than ninety (90)  days other than as may be disputed in good faith or for which adequate reserves have been provided under GAAP, (g) Permitted Loans made to the Borrower, and (h) Debt owing under the Escrow Agreement.

“Permitted Distributions” means all Permitted Loans and all Permitted Equity Contributions.

“Permitted Equity Contribution” means a  transfer of value by the Borrower to a Domestic Subsidiary in any form, which constitutes a contribution of equity to such Domestic Subsidiary, and is not a loan to such Domestic Subsidiary.  The total of all Permitted Equity Contributions shall not exceed Fifty Thousand Dollars ($50,000).

“Permitted Liens” means:

(a)

Liens created under the Loan Documents;

(b)

Liens granted on specific assets purchased with Permitted Debt;

(c)

Liens imposed by any governmental authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP;

(d)

purchase money security interests and liens evidencing capital leases, subject to the limitations set forth in “Permitted Debt”;

(e)

pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation;

(f)

deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than capital leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)

Liens securing any Permitted Revolving Facility;

(h)

Liens created under the Escrow Agreement; and

(h)

liens, if any, listed in Exhibit Definitions 4 to the Loan Agreement.

“Permitted Loans” means (i) intercompany loans among the Borrower and its Domestic Subsidiaries, that are (a) evidenced  by a written, authorized, executed, delivered and enforceable promissory note, (b) owned by the Borrower, and (c) not subject to any claim, counterclaim, defense, set-off right, recoupment or other right, (ii) all notes or other written form of payment or promise to pay is immediately turned over to and held by the Lender, (iii) the Mullaney Loan and (iv) all loans listed in Exhibit Definitions 5 to the Loan Agreement.  The total of all Permitted Loans shall not exceed Fifty Thousand Dollars ($50,000) and the Mullaney Loan.  If some or all of the Mullaney Loan is paid, the amount paid shall not be added to the $50,000 limit herein to calculate the total of all Permitted Loans.

“Permitted Redemptions” means (i) Borrower’s purchase of One Hundred and One Thousand Four Hundred and Eleven (101,411) shares of Greenleaf Stock on a future date chosen by Borrower, provided that (A) the Borrower shall have provided written notice to the Lender no less than five (5) Business Days prior to the proposed purchase of Borrower’s intent to purchase such Greenleaf Stock, (B) the Lender consents, in its sole discretion, in writing, and (C) on the date of such purchase (1) no Event of Default exists, (2) payment of the purchase price for such Greenleaf Stock will not result in an Event of Default and (3) payment of the purchase price of such Greenleaf Stock will not have a Material Adverse Effect, and (ii) an aggregate of Two Hundred and Ninety-Five Thousand Dollars ($295,000) in redemptions, fees and payments by the Borrower to Investors under the Securities Purchase Agreement, provided that (A) the Borrower shall have provided written notice to the Lender no less than ten (10) Business Days prior to the proposed payments, (B) the Lender consents, in writing, which written consent shall not be unreasonably withheld, conditioned or delayed if on the date of such purchase (1) no Event of Default exists, (2) such payment will not result in an Event of Default and (3) such payment will not have a Material Adverse Effect.

“Person” means any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, any government or any agency or political subdivision of any government, or any other entity or organization, including without limitation the Borrower.

"Personal Guaranty" means that certain Personal Guaranty Agreement, dated as of the date of the Loan Agreement, by and between the Personal Guarantor and the Lender, and pursuant to which the Personal Guarantor unconditionally guarantees payment and performance of up to Five Hundred Thousand Dollars ($500,000) of the Indebtedness.

“Pledged Subsidiary Equity” means, collectively, (i) one hundred percent (100%) of the Equity Interests owned by the Borrower in each Domestic Subsidiary, whether now owned or hereafter created or acquired by the Borrower, together will all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, and (ii) sixty-five percent (65%) of the Equity Interests owned by the Borrower in each Foreign Subsidiary, whether now owned or hereafter created or acquired by the Borrower, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing.

“Principal” means funds paid and transferred by the Lender to the Borrower under either Term Note I and Term Note II.

“Quick Ratio” means (a) Cash, plus Borrower’s Accounts Receivable, divided by (b) Borrower’s Accounts Payable, plus Borrower’s accrued expenses.

“Regulated Materials” means any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to an Environmental Law.

“Securities” means the definition provided in Section 8-102 of the Code.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, entered into by the Borrower and certain investors (collectively the “Investors”) between November 2012 and February 2013, pursuant to which Borrower issued and sold 50,000 shares of new common stock to the Investors for Five Dollars ($5.00) per share.

“Security Entitlement” shall have the meaning provided in Sec 8-102 of the Code.

“SofTech Stock” means any and all Equity Interests, Securities, options, warrants, rights to purchase an equity interest in the Borrower, which is owned by the Guarantor, owned by any Person controlled by the Guarantor or the disposition, transfer, sale or redemption of which is controlled by the Guarantor.

“Solvent” means, as to any Person including without limitation the Borrower, that such Person has capital sufficient to carry on its business and transactions in which it is currently engaged and all business and transactions in which it is about to engage, is able to pay its debts as they mature, and has assets having a fair valuation greater than its liabilities, at fair valuation.

“Source Code” means all source code, programming code, programing instructions, programing statements, programming text containing declarations, instructions, functions, loops, declarations, notes, scripts, files and other statements that tell a computer program how to function, which is created by Borrower, Borrower’s agents or employees, or owned by Borrower.

“Source Code Escrow Agreement” means any and all agreements by and between the Borrower, the Lender and Person, pursuant to which the Source Code is held in escrow as security collateral for all Indebtedness under the Loan Documents.

"Subordination Agreement" means a subordination agreement, which is reasonably  acceptable to the Lender, by and between the Lender and a Person that loans funds to the Borrower under a Permitted Revolving Facility, as acknowledged by the Borrower, pursuant to which the Lender and such Person set forth (i) the allowance, priority and suspension of payments due Lender and such Person from the Borrower, and (ii) their respective collateral and enforcement rights in the Event of a Default under the Loan Documents or any of such Person’s loan documents.

“Subsidiaries” all of the Domestic Subsidiaries and Foreign Subsidiaries.

“Term Note” means that certain $1,000,000 Term Note, dated as of the date of the Loan Agreement, from the Borrower in favor of the Lender.

"Term Note I" means that certain $1,426,410 Term Note, dated as of the date of the Original Loan Agreement, from the Borrower in favor of PCC.

"Term Note II" means that certain $1,273,590 Term Note, dated as of the date of the Original Loan Agreement, from the Borrower in favor of PCCA.

“Termination Event” means a “reportable event” as defined in Section 4043(b) of ERISA, or the filing of a notice of intent to terminate under Section 4041 of ERISA.

Footnote 1.    All financial terms used herein shall have the meanings assigned to them under GAAP unless another meaning shall be specified.

Footnote 2.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Loan Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Loan Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

EXHIBIT 4.3

Stock Powers

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 EXHIBIT 6.1(d)

Previously Undisclosed Liabilities

None.

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EXHIBIT 6.1(g)

List of Litigation

On July 19, 2013, Dassault Systemes Solidworks Corporation (“Solidworks”) filed a complaint (the “Complaint”) against the Borrower in the United States District Court for the Eastern District of Texas, Tyler Division, alleging fraud and false assurances.  The Complaint is connected to a patent infringement suit brought by Auto-Dimensions LLC, a wholly-owned subsidiary of Acacia Research Group, against Solidworks in December 2012.  The Borrower owned those patents in question and sold them to Auto-Dimensions LLC in June 2012.  Solidworks is seeking reimbursement from the Borrower of attorneys’ fees and any judgments or settlement monies it may incur under the infringement suit, as well as punitive and multiple damages.  Trial is set for November 2015.

The Borrower has engaged Davis Malm & D’Agostine, P.C. in this matter, who has evaluated the case and believe that the Solidworks suit against the Borrower is without merit and was filed as a strategic move to put SofTech in conflict with Acacia. The addition of the Borrower to the case (i) affords Solidworks access to the Borrower’s documents and personnel for purposes of discovery and (ii) improved Solidworks’ argument to have the case moved from Texas to Massachusetts.

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 EXHIBIT 6.1(n)

List of Judgment Liens

None.

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EXHIBIT 6.1(o)

List of Subsidiaries

Entity	State of Incorporation	Corporate Relationship

SofTech, Inc.	Massachusetts	Parent Company

Workgroup Technology Corporation	Delaware	Wholly-owned subsidiary of SofTech

Information Decisions, Inc.	Michigan	Wholly-owned subsidiary of SofTech

SofTech, Srl	Italy	Wholly-owned subsidiary of SofTech

SofTech GmbH	Germany	Wholly-owned subsidiary of SofTech

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 EXHIBIT 8.2(a)

Covenant Compliance Certificate

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EXHIBIT 9.8

List of Leases

Lease Agreement between Borrower as tenant and Fortune Wakefield LLC as landlord for 9,141  square feet of office space located at 650 Suffolk Street, Lowell, Massachusetts 01854. The Lease terminates on December 31, 2018, if not extended at Borrower election.

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EXHIBIT 10.10

List of Inactive Subsidiaries

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EXHIBIT 14.11

Notice Addresses

If to the Lender:

Peter M. Sherwood

Manager

Prides Crossing Capital Funding, L. P.

800 Boylston Street, Suite 2220

Boston, Massachusetts 02199

With a Copy to:

Sean W. Gilligan, Esq.

Gesmer Updegrove LLP

40 Broad Street

Boston, Massachusetts 02110

If to the Borrower:

Joseph P. Mullaney

Chief Executive Officer

SofTech, Inc.

650 Suffolk Street, Suite 415

Lowell, Massachusetts 01854

with a copy to

Matthew V.P. McTygue, Esq.

Christine Dreyer McCay, Esq.

Edwards, Wildman & Palmer LLP

111 Huntington Avenue

Boston, Massachusetts 02199

EXHIBIT Definitions 1

List of Commercial Tort Claims

None.

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EXHIBIT Definitions 2

List of Intellectual Property

US Trademarks Registrations

PRODUCTCENTER

Trademark No.

3,657,646

SOFTECH

Trademark No.

4,170,380

Canadian Trademark Registrations

SOFTECH

Trademark No. TMA 348907

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EXHIBIT Definitions 3

List of Permitted Debt

None.

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EXHIBIT Definitions 4

List of Permitted Liens

None.

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EXHIBIT Definitions 5

List of Permitted Loans

None.

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